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                                                                       EXHIBIT 3

                              AMENDED AND RESTATED
                                TRUST AGREEMENT


         This Agreement is made this 14th day of November, 1994 by and between THE UNITED STATES SHOE CORPORATION (the "Corporation") and PNC BANK, OHIO, NATIONAL ASSOCIATION, Cincinnati, Ohio (the "Trustee");

         WHEREAS, the Corporation is obligated under a certain Amended and Restated Severance Compensation Agreement dated as of November 14, 1994 (the "Severance Agreement"), a copy of which is attached hereto as Exhibit A, to make severance compensation payments to the person listed on Exhibit B attached hereto (the "Executive") under certain circumstances following a Change in Control, as defined in the Severance Agreement, of the Corporation; and

         WHEREAS, the Corporation wishes to establish a trust (hereinafter called the "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of the Corporation's creditors in the event of the Corporation's Insolvency, as herein defined, until paid to the Executive in such manner and at such times as specified in the Severance Agreement; and

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Severance Agreement as an unfunded plan maintained for the purpose of providing severance compensation as provided in the Severance Agreement for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

         WHEREAS, it is the intention of the Corporation to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Severance Agreement.

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:


         SECTION 1.       ESTABLISHMENT OF TRUST.

         (a) The Corporation has deposited with the Trustee in trust $100, which shall be the initial principal of the Trust (the "Initial Funding Amount") to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

         (b)     The Trust hereby established shall be irrevocable.

         (c) The Trust is intended to be a grantor trust, of which the Corporation is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Corporation and shall be used exclusively for the uses and purposes of the Executive and general creditors as herein set forth. The Executive shall have no
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preferred claim on, or any beneficial ownership interest in, any assets of the
Trust. Any rights created under the Severance Agreement and this Trust Agreement shall be mere unsecured contractual rights of the Executive against the Corporation. Any assets held by the Trust will be subject to the claims of the Corporation's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

         (e) The Corporation shall deliver to the Trustee to be held in trust hereunder an amount (in cash or marketable securities or any combination thereof) equal to the aggregate of the amounts which would be payable to the Executive pursuant to the Severance Agreement, plus such other amounts as may be necessary for expenses and costs of maintaining the Trust (collectively, the "Required Funding Amount") no later than seven days after the first to occur of: (i) the Shares Acquisition Date, as defined in the Rights Agreement dated as of March 31, 1986, between the Corporation and the Rights issuing agent (the "Rights Agreement"), and as such Rights Agreement may be amended from time to time; (ii) the close of business on the tenth day (or such later date as may be determined by action of a majority of the Continuing Directors then in office) after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer by any Person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or of any Subsidiary of the Corporation, or any Person or entity organized, appointed or established by the Corporation for or pursuant to the terms of any such plan), if upon consummation thereof, such Person would be the Beneficial Owner of 30% or more of the Common Shares then outstanding; or (iii) the Corporation executes an agreement in principle or a definitive agreement for one or more transactions listed in Section 2 of the Severance Agreement which, if consummated, would constitute a Change in Control. For the purposes of this Agreement, the terms "Continuing Directors," "Person," "Subsidiary," "Beneficial Owner" and "Common Shares" shall have the definitions ascribed to those terms in the Rights Agreement and any amendment thereto.

         (f) At six-month intervals following delivery of the Required Funding Amount pursuant to Section 1(e) hereof, the Corporation shall recalculate the amount which would be payable to the Executive pursuant to
Section 4(a) of the Severance Agreement. If the amount so calculated exceeds the fair market value of the amount held in trust pursuant to Section 1(e) hereof, the Corporation shall promptly (and in no event later than seven days after the six-month interval date) pay to the Trustee an amount, in cash or marketable securities or any combination thereof, equal to such excess. If the amount so calculated is less than the fair market value of the amount held in trust pursuant to Section 1(e) hereof, the Trustee shall promptly (and in no event later than seven days after the six-month interval date) pay to the Corporation an amount, in cash or marketable securities or any combination thereof, equal to the amount by which the amount held in trust pursuant to
Section 1(e) hereof exceeds the amount calculated under this Section 1(e). The Trustee shall not be responsible for the making of such calculations or their accuracy.

         SECTION 2.       PAYMENTS TO THE EXECUTIVE.

         (a) The Trustee shall hold the assets of the Trust in its possession under the provisions of this Trust Agreement until authorized to distribute such assets or any specified portion thereof as follows:





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                 (1)      The Corporation shall deliver a written notice to the
Trustee instructing the Trustee to deliver to the Executive from the principal of the Trust the amounts that are payable to the Executive, in accordance with the terms of the Severance Agreement.

                 (2) In the event that the Executive reasonably believes that he has not received timely payment of any amount payable to such Executive from the principal of the Trust under the terms of the Severance Agreement, the Executive shall be entitled to deliver to the Trustee and the Corporation written notice (the "Executive's Notice") setting forth payment instructions for the amount the Executive reasonably believes is due under the Severance Agreement. The Trustee shall make the payment set forth in the Executive's Notice within ten business days from the receipt thereof. The Trustee shall make payments to the Executive of the amounts required under the Severance Agreement (as set forth in the Executive's Notice) notwithstanding any application of the Corporation or the Trustee to a court for a decision or instructions concerning the proper amount due the Executive under the Severance Agreement. Notwithstanding the foregoing provisions of this Section 2(a), if the Corporation notifies the Trustee in writing of its objection to the payment instructions outlined in the Executive's Notice within ten business days of the Corporation's receipt of the Executive's Notice, any amount paid by the Trustee to the Executive in accordance with the Executive's Notice which exceeds the amount finally adjudged due the Executive by a court of competent jurisdiction or the amount mutually agreed upon as due the Executive by the Executive and the Corporation, plus interest thereon as computed below (the "Excess Amount"), shall promptly be paid by the Executive to the Corporation. Any amount actually paid to the Executive in excess of the amount finally determined to be due the Executive under the Severance Agreement shall bear interest from the date such amount was received by the Executive to the date such amount is paid by the Executive at an annual rate equal to 1% plus the annual rate of interest established from time to time as the Prime Commercial Rate of PNC Bank, Ohio, National Association, but in no event greater than the maximum rate allowed by law.

                 (3) The Trustee shall be permitted to withhold from any payment due to the Executive hereunder the amount required by law to be so withheld under federal, state and local wage withholding requirements or otherwise, and shall pay over to the appropriate governmental authority the amount so withheld. The Trustee may rely on instructions from the Corporation as to any required withholding and shall be fully protected in relying upon such instructions.

         (b) The Corporation may make payment of benefits directly to the Executive as they become due under the terms of the Severance Agreement. The Corporation shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the Executive. In addition, if the principal of the Trust is not sufficient to make payments of benefits in accordance with the terms of the Severance Agreement, the Corporation shall make the balance of each such payment as it falls due. The Trustee shall notify the Corporation where principal is not sufficient.





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         SECTION 3.       TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO
                          EXECUTIVE WHEN THE CORPORATION IS INSOLVENT.

         (a) The Trustee shall cease payment of benefits to the Executive if the Corporation is Insolvent. The Corporation shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Corporation is unable to pay its debts as they become due, or (ii) the Corporation is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Corporation under federal and state law as set forth below:

                 (1) The Board of Directors and the Chief Executive Officer of the Corporation shall have the duty to inform the Trustee in writing of the Corporation's Insolvency. If a person claiming to be a creditor of the Corporation alleges in writing to the Trustee that the Corporation has become Insolvent, the Trustee shall determine whether the Corporation is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to the Executive;

                 (2) Unless the Trustee has actual knowledge of the Corporation's Insolvency, or has received notice from the Corporation or a person claiming to be a creditor alleging that the Corporation is Insolvent, the Trustee shall have no duty to inquire whether the Corporation is Insolvent. The Trustee may in all events rely on such evidence concerning the Corporation's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Corporation's solvency.

                 (3) If at any time the Trustee has determined that the Corporation is Insolvent, the Trustee shall discontinue payments to the Executive and shall hold the principal of the Trust for the benefit of the Corporation's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Executive to pursue his rights as a general creditor of the Corporation with respect to benefits due under the Severance Agreement or otherwise.

                 (4) The Trustee shall resume the payment of benefits to the Executive in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Corporation is not Insolvent (or is no longer Insolvent).


         SECTION 4.       PAYMENTS TO THE CORPORATION.

         (a) Except as provided in Section 3 hereof or this Section 4, the Corporation shall have no right or power to direct the Trustee to return to the Corporation or to divert to others any of the Trust assets before all payment of benefits have been made to the Executive pursuant to the terms of the Severance Agreement.





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         (b)     The Trustee shall deliver the assets of the Trust (less the
Initial Funding Amount) to the Corporation on the date which is 180 days after the date on which the Required Funding Amount is delivered to the Trustee pursuant to Section 1(e) hereof unless prior to such date (i) a Change in Control shall have occurred, in which case the Trustee shall dispose of the assets of the Trust as set forth in Sections 2 and 3 hereof, or (ii) a Potential Change in Control of the Corporation shall have occurred, in which case the Trustee shall deliver the assets of the Trust to the Corporation on the date which is 180 days after the occurrence of such Potential Change in Control (or any subsequent Potential Change in Control) unless prior to the completion of such 180-day period a Change in Control shall have occurred, in which case the assets of the Trust shall be disposed of by the Trustee as set forth in Sections 2 and 3 hereof. For purposes of this Section, a Potential Change in Control shall be deemed to have occurred if (i) the Corporation enters into an agreement the consummation of which would result in the occurrence of a Change in Control, (ii) any person, including the Corporation, publicly announces an intention to take actions which, if consummated, would constitute a Change in Control, (iii) any event or circumstance specified in
Section 1(e) hereof, that would result in delivery by the Corporation of the Required Funding Amount to the Trustee pursuant thereto, occurs or continues, as the case may be, notwithstanding any prior delivery by the Corporation of the Required Funding Amount to the Trustee, or (iv) the Board of Directors of the Corporation adopts a resolution to the effect that, for purposes of this Trust, a Potential Change in Control has occurred. No provision of this Agreement shall be construed to prohibit or prevent the Corporation from delivering the Required Funding Amount to the Trustee under the provisions of
Section 1(e) hereof on any date or dates following the delivery of the Trust assets to the Corporation pursuant to this Section.


         SECTION 5.       INVESTMENT AUTHORITY.

         (a) In no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Corporation, other than a de minimis amount held in common investment vehicles in which the Trustee invests. All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Executive.

         (b) The Trustee shall use its good faith efforts to invest or reinvest from time to time all or such part of the assets of the Trust as it believes prudent under the circumstances (taking into account, among other things, anticipated cash requirements for the payment of severance compensation under the Severance Agreement) in either one or a combination of the following investments:

                 (1) Investments in direct obligations of the United States of America or agencies of the United States of America or obligations unconditionally and fully guaranteed as to principal and interest by the United States of America, in each case maturing within one year or less from the date of acquisition; or

                 (2) Investments in negotiable certificates of deposit (in each case maturing within one year or less from the date of acquisition) issued by a commercial bank organized and





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existing under the laws of the United States of America or any state thereof having equity in excess of $1,000,000,000; or

                 (3) Investments in mutual funds invested solely in securities issued by the United States of America or agencies of the United States of America or obligations unconditionally and fully guaranteed as to principal and interest by the United States of America; provided, however, that the Trustee shall not be liable for any failure to maximize the income earned on that portion of the principal of Trust as is from time to time invested or reinvested as set forth above, nor for any loss of income due to liquidation of any investment which the Trustee, in its sole discretion, believes necessary to make payments or to reimburse expenses under the terms of this Agreement.

         (c) Solely for the purpose of investment convenience, the Trustee may commingle the assets of the Trust with any assets held by the Trustee pursuant to each other trust agreement between the Corporation and the Trustee which has, in the Trustee's sole opinion, terms substantially the same as the terms of this Agreement (the "Separate Trusts") and may hold and invest the assets of the Trust and such other assets as a unit, without physically dividing them, until actual division becomes necessary in order to make the distributions provided in Section 3, and in such case the Trustee shall allocate to this Trust and each Separate Trust its proportionate part of receipts and expenditures accrued or incurred prior to actual division.


         SECTION 6.       DISPOSITION OF INCOME.

         During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be returned to the Corporation.


         SECTION 7.       ACCOUNTING BY THE TRUSTEE.

         The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Corporation and the Trustee. Within 31 days following the close of each calendar year and within 31 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Corporation and to the Executive a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

         SECTION 8.       RESPONSIBILITY OF THE TRUSTEE.





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         (a)     The Trustee shall act with the care, skill, prudence and
diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Corporation which is contemplated by, and in conformity with, the terms of the Severance Agreement or this Trust and is given in writing by the Corporation. In the event of a dispute between the Corporation and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

         (b) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Corporation agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Corporation does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

         (c) The Trustee may consult with legal counsel (who may also be counsel for the Corporation generally) with respect to any of its duties or obligations hereunder.

         (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         (e) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor the Trustee, or to loan to any person the proceeds of any borrowing against such policy.

         (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.


         SECTION 9.       COMPENSATION AND EXPENSES OF THE TRUSTEE.

         The Corporation shall pay all administrative and the Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.


         SECTION 10.      RESIGNATION AND REMOVAL OF THE TRUSTEE.

         (a) The Trustee may resign at any time by written notice to the Corporation, which shall be effective 60 days after receipt of such notice unless the Corporation and the Trustee agree otherwise.





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         (b)     The Trustee may be removed by the Corporation on 60 days
notice or upon shorter notice accepted by the Trustee.

         (c) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Corporation extends the time limit.

         (d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.


         SECTION 11.      APPOINTMENT OF SUCCESSOR.

         (a)     If the Trustee resigns or is removed in accordance with
Section 10(a) or (b) hereof, the Corporation may appoint any third party, such as a bank trust department or other party, that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Corporation or the successor Trustee to evidence the transfer.

         (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Corporation shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.


         SECTION 12.      AMENDMENT OR TERMINATION.

         (a) This Agreement may be amended by an instrument in writing signed by the parties hereto together with the written consent of the Executive. The parties hereto, with the consent of the Executive, may at any time waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto or the Executive to any such waiver shall be valid if set forth in an instrument in writing signed on behalf of such party or the Executive, as the case may be. Notwithstanding the foregoing, any such amendment or waiver shall not affect the irrevocability of this Agreement.





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         (b)     The Trust shall terminate upon the first to occur of the
following: (i) the payment of all amounts payable to the Executive pursuant to the Severance Agreement; or (ii) the date of termination of the Severance Agreement pursuant to paragraph 1 thereof, unless there exists a dispute between the parties to the Severance Agreement as to whether a termination of the Severance Agreement has occurred. If such a dispute shall exist, the Severance Agreement shall not be considered terminated until such dispute is finally determined, whether by mutual agreement of the parties to the Severance Agreement or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Promptly upon termination of this Trust, any remaining portion of the Trust shall be paid to the Corporation.

         (c) Upon written approval of the Executive, the Corporation may terminate this Trust prior to the time all benefit payments under the Severance Agreement have been made. All assets in the Trust at termination shall be returned to the Corporation.


         SECTION 13.      MISCELLANEOUS.

         (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (b) Benefits payable to the Executive under this Trust Agreement may not be anticipated, assigned (either by law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Ohio.

         (d) For purposes of this Agreement, the term "Change in Control" shall have the same definition as ascribed to such term in the Severance Agreement.

         (e) Any notice, report, demand or waiver required or permitted hereunder shall be in writing and shall be given personally or by prepaid registered or certified mail, return receipt requested, addressed as follows:

            If to the Corporation: The United States Shoe Corporation
                                       One Eastwood Drive
                                       Cincinnati, Ohio  45227
                                       Attention:  Secretary and General Counsel

            If to the Trustee:         PNC Bank, Ohio, National Association
                                       PNC Center
                                       201 E. Fifth Street
                                       Cincinnati, Ohio  45201
                                       Attention:  Manager, Trust Department





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         SECTION 14.      EFFECTIVE DATE.

         The effective date of this Trust Agreement shall be __________________, 1994.



                                  THE UNITED STATES SHOE CORPORATION



                                  By__________________________________



                                  PNC BANK, OHIO, NATIONAL ASSOCIATION



                                  By__________________________________





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                                   EXHIBIT A



                        Severance Compensation Agreement
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                                   EXHIBIT B



                             [ Name of Executive ]